UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 20, 2009

ADVENTRX Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6725 Mesa Ridge Road, Suite 100, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-552-0866

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 20, 2009, ADVENTRX Pharmaceuticals, Inc. (the "Company") committed to a plan of termination that resulted in a work force reduction of nine employees in order to reduce operating costs. The Company commenced notification of employees affected by the workforce reduction on March 20, 2009, and the workforce reduction was completed on March 20, 2009.

Of the nine affected employees, seven (the "Transition Employees") will remain employed by the Company through April 3, 2009 and will continue to receive the same base salary and employee benefits that each received prior to March 20, 2009. On April 3, 2009, the Transition Employees will be eligible to receive a severance payment, contingent on the affected employee entering into a separation agreement with the Company, which agreement includes a general release of claims against the Company. Two of the nine affected employees are a party to a certain Retention and Incentive Agreement (the "Existing Severance Agreement") that provides severance benefits in the event such employee’s employment with the Company terminates as a result of an involuntary termination (as defined in the Existing Severance Agreement), provided such employee executes a general release of claims against the Company.

As a result of the reduction in force, the Company estimates that it will record severance-related charges of approximately $178,000, which estimate assumes each affected employee enters into a separation agreement with the Company or executes a general release of claims against the Company, as applicable. Approximately $171,000 of this charge represents cash payments that will be made to affected employees and related employer taxes and the additional $7,000 represents the cost of health care premiums. Approximately $29,000 of the severance-related charges is expected to be recorded in the first quarter of 2009 and the additional $149,000 is expected to be recorded in the second quarter of 2009. The severance-related charges that the Company expects to incur in connection with the reduction in force are subject to a number of assumptions, including as set forth above, and actual results may differ. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the plan of termination.

Item 8.01 Other Events.

On March 20, 2009, in connection with the reduction in force described in Item 2.05 of this current report on Form 8-K, the Company reduced its full-time workforce, effective April 3, 2009, to five employees and will discontinue substantially all of its development activities and fundamental business operations to provide additional time to consummate a strategic transaction or otherwise obtain financing. The Company’s remaining employees, which will consist of its Chief Business Officer and Senior Vice President, its General Counsel, its Senior Vice President of Operations, its Vice President of Regulatory Affairs and Quality and its Manager of Accounting, will focus their efforts primarily on continuing to evaluate and execute strategic options. In a press release announcing the foregoing, the Company stated that, along with the reductions it implemented in October 2008 and January 2009, and its prior cost-containment measures, the changes described in Item 2.05 will extend the Company’s cash cliff and increase the opportunity for it to close a strategic transaction with one of the parties with whom it currently is in discussions or another company that it identifies in the future.

This current report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to the expected severance costs and related estimated severance-related charges, the Company’s plans and ability to reduce operating costs, the duration that the Company’s existing cash and cash equivalents will sustain the Company’s operations and the opportunity for the Company to consummate a strategic or other transaction. These forward-looking statements are based on the Company’s current estimates and expectations and inherently involve significant risks and uncertainties. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of those risks and uncertainties, which include, without limitation, the risk that the Company’s recent cost-cutting measures, including those implemented on March 20, 2009, will negatively impact the Company’s ability to consummate a strategic transaction; the risk that the Company will be unable to consummate a strategic or partnering transaction or raise sufficient capital and will be unable to continue as a going concern; the risk that the departure of the Company’s former Chief Executive Officer and President, the Company’s Executive Vice President and Chief Financial Officer and/or the Company’s leadership by a committee of executive officers will negatively impact the Company’s ability to consummate a strategic transaction or to maintain effective disclosure controls and procedures or internal control over financial reporting; the risk that the Company’s stockholders will not approve a strategic or capital-raising transaction recommended by the Company’s Board of Directors; and other risks and uncertainties more fully described in the Company’s periodic filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this current report. The Company does not intend to update any forward-looking statement in this current report to reflect events or circumstances arising after the date on which it is filed with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

March 20, 2009	By:	/s/ Patrick L. Keran

Name: Patrick L. Keran
Title: Vice President, Legal